Exhibit 3.4
COLE CREDIT PROPERTY TRUST III, INC.
SECOND ARTICLES OF AMENDMENT
     Cole Credit Property Trust III, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: The charter of the Corporation is hereby amended by deleting therefrom the definition of “Independent Director” in Article IV and inserting in lieu thereof the following definition of “Independent Director” in Article IV:
     Independent Director. A Director who is not, and within the last two years has not been, directly or indirectly associated with the Sponsor, the Corporation, the Advisor or any of their Affiliates by virtue of (i) ownership of an interest in the Sponsor, the Advisor or any of their Affiliates, (ii) employment by the Corporation, the Sponsor, the Advisor or any of their Affiliates, (iii) service as an officer or director of the Sponsor, the Advisor or any of their Affiliates, (iv) performance of services, other than as a Director for the Corporation, (v) service as a director of more than three real estate investment trusts organized by the Sponsor or advised by the Advisor, or (vi) maintenance of a material business or professional relationship with the Sponsor, the Advisor or any of their Affiliates. A business or professional relationship is considered “material” per se if the aggregate gross revenue derived by the prospective Independent Director from the Sponsor, the Advisor and their Affiliates exceeds five percent of either the Director’s annual gross income during either of the last two years or the Director’s net worth on a fair market value basis. An indirect association with the Sponsor or the Advisor shall include circumstances in which a Director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Sponsor, the Advisor, any of their Affiliates or the Corporation.
     SECOND: The charter of the Corporation is hereby amended by deleting therefrom Section 8.2 of Article VIII and inserting in lieu thereof the following Section 8.2 of Article VIII:
     Experience. Each Director shall have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by the Corporation. At least one of the Independent Directors shall have three years of relevant real estate experience.
     THIRD: The charter of the Corporation is hereby amended by deleting the language “Unless otherwise provided in any resolution adopted by the Board of Directors” therefrom the first sentence of Sections 9.7, 9.8 and 9.9 of Article IX.
     FOURTH: The charter of the Corporation is hereby amended by deleting therefrom Section 9.10 of Article IX and inserting in lieu thereof the following Section 9.10 of Article IX:
     Reimbursement for Total Operating Expenses. The Corporation may reimburse the Advisor, at the end of each fiscal quarter, for Total Operating Expenses incurred by the Advisor; provided, however that the Corporation shall not reimburse the Advisor at the end of any fiscal quarter for Total Operating Expenses that, in the four consecutive fiscal quarters then ended, exceed the greater of two percent of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year. The Independent Directors shall have the fiduciary responsibility of limiting Total Operating Expenses to amounts that do not exceed the 2%/25% Guidelines unless they have made a finding that, based on such unusual and non-recurring factors that they deem sufficient, a higher level of expenses (an “Excess Amount”) is justified. Within 60 days after the end of any fiscal quarter of the Corporation for which there is an Excess Amount which the Independent Directors conclude was justified and reimbursable to the Advisor, there shall be sent to the Stockholders a written disclosure of such fact, together with an explanation of the factors the Independent Directors considered in determining that such Excess Amount was justified. Any such finding and the reasons in support thereof shall be reflected in the minutes of the meetings of the Board. In the event that the Independent Directors do not determine that excess expenses are justified, the Advisor shall reimburse the Corporation the amount by which the expenses exceeded the 2%/25% Guidelines.
     FIFTH: The charter of the Corporation is hereby amended by deleting therefrom Article XV and inserting in lieu thereof the following Article XV:
     In connection with any proposed Roll-Up Transaction, an appraisal of all of the Corporation’s assets shall be obtained from a competent Independent Appraiser. The Corporation’s assets shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of the assets over a twelve-month period. The terms of the engagement of the Independent Appraiser shall clearly state that the engagement is for the benefit of the Corporation and the Stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to Stockholders in connection with a proposed Roll-Up Transaction. If the appraisal will be included in a Prospectus used to offer the securities of a Roll-Up Entity, the appraisal shall be filed with the Securities and Exchange Commission and the states as an exhibit to the registration statement for the offering. In connection with a proposed Roll-Up Transaction, the person sponsoring the Roll-Up Transaction shall offer to Stockholders who vote against the proposed Roll-Up Transaction the choice of:
     (a) accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction; or
(b) one of the following: (i) remaining as Stockholders and preserving their interests therein on the same terms and conditions as existed previously; or (ii) receiving cash in an amount equal to the Stockholder’s pro rata share of the appraised value of the net assets of the Corporation.
     The Corporation is prohibited from participating in any proposed Roll-Up Transaction:
(a) that would result in the Stockholders having voting rights in a Roll-Up Entity that are less than the rights provided for in Sections 12.1 and 12.2 hereof;
(b) that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of Shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of Shares held by that investor;
(c) in which an investor’s rights to access of records of the Roll-Up Entity will be less than those described in Sections 12.4 and 12.5 hereof; or
(d) in which any of the costs of the Roll-Up Transaction would be borne by the Corporation if the Roll-Up Transaction is rejected by the Stockholders.
     SIXTH: This amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.
     SEVENTH: The undersigned Chief Executive Officer acknowledges these Second Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
     Except as amended hereby, the rest and remainder of the Corporation’s charter shall be and remain in full force and effect.

     IN WITNESS WHEREOF, the Corporation has caused these Second Articles of Amendment to the Articles of Amendment and Restatement to be executed under seal in its name and on its behalf by its Chief Executive Officer, and attested to by its Secretary, on this 28th day of June, 2011.

ATTEST:		COLE CREDIT PROPERTY TRUST III, INC.

By:	/s/ Kenneth R. Christoffersen	By:	/s/ Christopher H. Cole (SEAL)

Name:	Kenneth R. Christoffersen	Name:	Christopher H. Cole
Title:	Secretary	Title:	Chairman, Chief Executive Officer and President